Exhibit 3.1

STOCKERYALE, INC.

AMENDMENT NO. 1 TO

AMENDED AND RESTATED BY-LAWS OF STOCKER & YALE, INC.

The Amended and Restated By-Laws (the “By-Laws”) of StockerYale, Inc., a Massachusetts corporation, is hereby amended as follows:

1. The first two sentences of Article V, §1 of the By-Laws are hereby amended by deleting such sentences in their entirety and substituting in lieu thereof the following new sentences:

Shares of the stock of the corporation may be certificated or uncertificated, as provided under the Massachusetts Business Corporation Act. Each stockholder, upon written request to the transfer agent of the corporation, shall be entitled to a certificate of the capital stock of the corporation in such form as may from time to time be prescribed by the Board of Directors, signed by the Chairman of the Board, the President or a Vice President and by the Treasurer or an Assistant Treasurer.

2. Article V, §2 of the By-Laws is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following new section:

Transfers. Subject to any restrictions on transfer, shares of stock may be transferred on the books of the corporation, if such shares are certificated, by the surrender to the corporation or its transfer agent of the certificate representing such shares, properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, or upon proper instructions from the holder of uncertificated shares, in each case with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require.

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Adopted by the Board of Directors on
August 28, 2007.